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                                                                    EXHIBIT 23.1

The Board of Directors
SystemOne Technologies Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-86757 and 333-50401) on Form S-3 and registration statement (No. 333-70379) on Form S-8 of SystemOne Technologies Inc. of our report dated March 2, 2001, relating to the balance sheet of SystemOne Technologies Inc. as of December 31, 2000, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended, which report appears in the December 31, 2001, annual report on Form 10-KSB of SystemOne Technologies Inc.

Our report dated March 2, 2001, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations primarily resulting from the significant expenses incurred in the establishment of its national direct marketing and distribution organization and has a net capital deficiency. The Company may also need to raise additional capital that may be required to pay maturing issues of long term debt and redeemable convertible preferred stock. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                                 /s/ KPMG, LLP

Miami, Florida
March 29, 2002